                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

CONTACT: LEE FELDMAN, Peters & Feldman
         Phone: (203) 854-6761 E-mail: leefeld@ix.netcom.com


                    AMERICAN LAWYER MEDIA ANNOUNCES SALE OF
                   THE DAILY DEAL AND CORPORATE CONTROL ALERT


NEW YORK (MARCH 2, 2000) - American Lawyer Media, Inc. (ALM), the nation's leading legal journalism and information company, announced an agreement today to sell the assets of two of its non-legal properties, THE DAILY DEAL and CORPORATE CONTROL ALERT, to TDD, Inc., a newly formed company controlled by ALM's existing shareholders. Assets of THE DAILY DEAL include its daily newspaper and related Web site which are leading sources of focused news reporting and analysis of corporate transactions, equity markets and dealmakers. CORPORATE CONTROL ALERT provides detailed regulatory and strategic analysis to a primarily corporate readership, in a monthly newsletter format.

TDD, Inc. will purchase the properties for approximately $10 million. Terms of the agreement call for 75% of the purchase price to be paid in cash, with the remainder in the form of payment-in-kind convertible preferred stock of TDD, Inc. The preferred stock is convertible into a minority stake in TDD. Veronis, Suhler & Associates, a New York-based investment bank, provided a valuation on the assets involved in the transaction.

"We're pleased that this transaction will permit us to focus on our core legal publications and businesses," said William Pollak, President and Chief Executive Officer of American Lawyer Media. "We believe that both properties have strong growth prospects in their markets, and that independent ownership and additional capital investment will provide them with the resources to fund expansion of their operations in the future."

Headquartered in New York City, ALM is a leading integrated media company, focused on the legal industry. ALM currently owns and publishes 20 national and regional legal magazines and newspapers, including THE AMERICAN LAWYER(R)and THE NATIONAL LAW JOURNAL(R). ALM's other

                                                              ALM ANNOUNCES SALE
                                                                     PAGE 2 OF 2



businesses include book and newsletter publishing, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM was formed in 1997 by U.S. Equity Partners, L.P., a private equity investment fund sponsored by Wasserstein Perella & Co.



                                     # # #